NEWS RELEASE

For Immediate Release

Contact: David M. Greene

Dreams, Inc.

Investor Relations

Phone: (954) 377-0002

dgreene@dreamscorp.com

Dreams, Inc Extends Rights Offering

PLANTATION, FL., May 5, 2005 - Dreams, Inc. (OTCBB: DRMS) (the “Company”) announced today that it is extending until 5:00 p.m., Mountain Standard Time, on May 11, 2005, the expiration date of the rights offering. The rights offering is subject to the terms and conditions of a Prospectus dated April 8, 2005 (the “Prospectus”).

This press release amends and supplements the Prospectus and the related subscription documents with respect to the matter described above. All other terms and conditions of the Prospectus and the related subscription documents remain in full force and effect. This press release is not an offer to sell or the solicitation of an offer to buy any security and does not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Dreams, Inc. sets itself apart from other traditional memorabilia companies with diversified products and services provided through its operating subsidiaries. Mounted Memories, its wholesale division, is a leader in production of authentic sports and celebrity autographed memorabilia and collectibles. Field of Dreams, its exclusively licensed franchise system, has retail stores located in 32 premier shopping malls across the country, thirteen of which are company-owned through Dreams Retail Corporation. The Greene Organization organizes promotional and personal appearance events for current and former athletes to Corporate America. Malcolm Farley Art features the artwork of the famous sports and celebrity artist, Malcolm Farley. FansEdge.com and ProSportsmemorabilia.com represent two recent acquisitions of valuable real-estate on the internet providing licensed sports products and autographed memorabilia.

DREAMS, INC. TRADES PUBLICLY UNDER THE SYMBOL DRMS.

Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.